United States
Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934
June 8, 2006
(Date of Report)
ULTRALIFE BATTERIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-20852 (Commission File Number)	16-1387013 (IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York (Address of principal executive offices)	14513 (Zip Code)
(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
     On May 31, 2006, Ultralife Batteries, Inc. (the “Registrant”) publicly committed to maintaining an average annual equity burn rate for the fiscal years ending December 31, 2006, 2007 and 2008 not to exceed 2.93% per year. Equity burn rate analysis is a measure of dilution that shows how rapidly a company is using its shares reserved for equity compensation plans. This analysis is frequently used by institutional investors to determine whether they should support or reject equity compensation proposals submitted to a company’s shareholders for approval. To calculate a company’s equity burn rate percentage, the sum of the total number of shares represented by stock options granted in a fiscal year, plus two times the total number of shares of restricted stock or other stock awards awarded in that year, is divided by the gross number of shares outstanding at the end of that year.
     The Registrant filed a current report on Form 8-K announcing its equity burn rate commitment on May 31, 2006. In that current report, the Company announced that it would be taking appropriate actions to control its equity burn rate.
     On June 8, 2006, following the Registrant’s annual meeting of stockholders, the board of directors of the Registrant (the “Board of Directors”) met and took the actions described below to control the Registrant’s equity burn rate and thereby begin to position the Registrant to meet its average annual equity burn rate commitments.
     A.      Reduction in Number of Shares Subject to Kavazanjian Option
     On December 9, 2005, the Board of Directors granted John D. Kavazanjian, the president and chief executive officer of the Registrant, an option to purchase 80,000 shares of the Registrant’s common stock at an exercise price of $12.96 per share, the closing price of the Registrant’s common stock on December 9, 2005 (the “Kavazanjian Option”). The Kavazanjian Option was not awarded under any of the Registrant’s equity compensation plans and was subject to approval by the Registrant’s stockholders. The Registrant’s stockholders subsequently ratified the Kavazanjian Option at the annual meeting of stockholders held on June 8, 2006.
     On June 8, 2006, following the annual meeting of stockholders, at the suggestion of Mr. Kavazanjian the Board of Directors acted to reduce the number of shares of the Registrant’s common stock underlying the Kavazanjian Option, reducing the number from 80,000 shares to 48,000 shares. In addition, the Board of Directors fixed the term of the Kavazanjian Option at seven years and set its vesting schedule such that it will vest with respect to 16,000 shares on each of December 9, 2006, December 9, 2007 and December 9, 2008.
     Mr. Kavazanjian suggested that the Board of Directors reduce the number of shares underlying the Kavazanjian Option in order to improve the Registrant’s annual equity burn rate.

     B.      Directors to Receive Restricted Stock Grants Instead of Option Grants
     As part of the standard compensation package provided to members of the Board of Directors, each calendar quarter the Registrant has granted each incumbent non-employee director an option to purchase an aggregate of 3,000 shares of the Registrant’s common stock and has granted the chair of the Board of Directors an additional 2,000-share option at the end of each calendar quarter (collectively, the “Quarterly Board Options”). All Quarterly Board Options are fully vested when granted, have a term of seven years from the date of grant and have been granted at an exercise price equal to the closing price of the Registrant’s common stock on the date of grant.
     At their meeting on June 8, 2006, the Board of Directors terminated the Registrant’s policy of granting Quarterly Board Options, effective as of July 1, 2006. The members of the Board of Directors will receive their last Quarterly Board Options on June 30, 2006. To replace the Quarterly Board Options, the Board of Directors adopted a new equity compensation policy for directors, whereby each director previously eligible to receive Quarterly Board Options will instead receive shares of the Registrant’s common stock that are subject to forfeiture restrictions that lapse over time (“Restricted Stock”). Specifically, on July 3, 2006, each incumbent non-employee director will receive 4,000 shares of Restricted Stock and the chair of the Board of Directors will receive an additional 2,668 shares of Restricted Stock. The forfeiture restrictions applicable to the shares of Restricted Stock to be issued to all directors other than the Board chair will lapse with respect to 1,000 of the shares on August 15, 2006, and the forfeiture restrictions will lapse with respect to a further 1,000 shares on each of November 15, 2006, February 15, 2007 and May 15, 2007. The forfeiture restrictions applicable to the shares of Restricted Stock to be issued to the Board chair will lapse with respect to 1,667 of the shares on August 15, 2006, and the forfeiture restrictions will lapse with respect to a further 1,667 shares on each of November 15, 2006, February 15, 2007 and May 15, 2007. The Board of Directors took the foregoing actions in order to improve the Registrant’s annual equity burn rate.
     C.      Elimination of Periodic Option Grants to Officers
     In the past, the Compensation and Management Committee of the Board of Directors has recommended that options to purchase shares of the Registrant’s common stock be awarded in quarterly tranches to the Registrant’s executive officers (“Quarterly Executive Officer Options”). For example, during 2005 executive officers received seven-year stock options at the end of each calendar quarter, with an exercise price equal to the closing price of the common stock on the date of grant, in the following amounts: William A. Schmitz and Nancy C. Naigle - 1,500 shares; Robert W. Fishback and Peter F. Comerford — 1,000 shares; and Julius M. Cirin, Patrick R. Hanna, Jr. and Philip M. Meek — 500 shares.
     At their meeting on June 8, 2006, the Board of Directors terminated the Registrant’s practice of granting Quarterly Executive Officer Options, effective immediately, and did not adopt a replacement compensation policy or practice for executive officers. The Board of Directors took the foregoing action in order to improve the Registrant’s annual equity burn rate.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: As of June 14, 2006	ULTRALIFE BATTERIES, INC.
/s/ Robert W. Fishback
Robert W. Fishback
Vice President of Finance & Chief Financial Officer